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                                                                   EXHIBIT 99.1
                              [FOOT LOCKER GRAPHIC]

                             N E W S   R E L E A S E

                                              Contact: Peter D. Brown
                                                       Vice President, Treasurer
                                                       and Investor Relations
                                                       Foot Locker, Inc.
                                                       (212)720-4254


                 FOOT LOCKER, INC. REPORTS SECOND QUARTER SALES

o Second Quarter Total Sales Increased 12.9 Percent
o Second Quarter Comparable-Store Sales Decreased 0.5 Percent
o Second Quarter Earnings Per Share, Including the Footaction Integration Costs, Expected to Increase 10 to 20 Percent

NEW YORK, NY, August 5, 2004 - Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported sales for the 13-week period ended July 31, 2004 of $1,268 million, versus $1,123 million in the comparable period last year, an increase of 12.9 percent. For this same 13-week period, comparable store sales decreased 0.5 percent.

For the 26-week period ended July 31, 2004, sales increased 9.0 percent to $2,454 million, from $2,251 million in the Company's corresponding period last year. Comparable-store sales for the Company's first six months of its 2004 fiscal year decreased 0.1 percent.

Excluding the effect of foreign currency fluctuations, total sales for the 13-week and 26-week periods increased 11.2 percent and 6.6 percent, respectively.

"Our U.S businesses were less promotional during the second quarter and generated a comparable-store sales increase similar to that produced during the first three months of the year," stated Matthew D. Serra, Foot Locker, Inc.'s Chairman and Chief Executive Officer. "We are encouraged for the fall season given our improving sales trend during July, which benefited from higher average footwear selling prices than the same period last year. Comparable-store sales remained somewhat soft in our stores that operate in certain international markets."

The Company's second quarter total sales increase reflects the 350-store Footaction chain that was acquired as in early May and the Foot Locker store expansion program in Europe. During the second quarter, the Footaction business was successfully intregrated into the Company's existing infrastructure and the acquired inventory was substantially liquidated.

Mr. Serra continued, "With the Footaction integration process essentially complete, including the costs associated with the repositioning of this business, we believe these stores are poised for a profitable fall season. We continue to expect second quarter fully diluted earnings per share from continuing operations, including the Footaction integration costs, to increase 10 to 20 percent."

Foot Locker, Inc. plans to report second quarter 2004 and year-to-date results on Thursday, August 19, 2004. A conference call is scheduled on Friday, August 20, 2004 for 10:00 a.m. EDT to discuss these results and provide guidance with regard to its earnings outlook for the balance of 2004. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log-on to the website at least 15 minutes prior to the call in order to download any necessary software. The webcast conference call will be available for replay until 5:00 p.m. Monday, August 23, 2004. News releases are also available on the Internet at http://www.prnewswire.com or on Foot Locker Inc.'s website at http://www.footlocker-inc.com.

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 3,900 stores in 17 countries in North America, Europe and Australia. Through its Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker and Champs Sports retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.



           Foot Locker, Inc. 112 West 34th Street, New York, NY 10120





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                 Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, which reflect management's current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company's filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company's merchandise mix and retail locations, the Company's reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, risks associated with foreign global sourcing, including political instability, changes in import regulations, disruptions to transportation services and distribution, and the presence of severe acute respiratory syndrome, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, including its plans for the marquee and launch footwear component of its business, and its plans for the integration of the Footaction stores. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.



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